Exhibit 99

SWIFT TRANSPORTATION COMPANY CLARIFIES LITIGATION SETTLEMENT

Swift Transportation Company, Inc. (“Swift”) (NYSE: SWFT) announces it has settled the driving academy class action litigation related to the issuance of commercial driver licenses (CDLs) in Tennessee. All amounts related to this settlement were fully reserved in prior periods in accordance with generally accepted accounting principles, and thus there will be no additional charges in the fourth quarter of 2012 or future periods. The settlement is not an admission of liability and provides expressly that Swift denies the allegations of the lawsuits and denies that it engaged in any wrongdoing or improper conduct.

Swift also announces that it has settled its cross claim against the Tennessee Department of Safety (“TDOS”) that was part of the driving academy class action litigation. This settlement includes a formal retraction by TDOS of its public statements relating to the third party CDL testing of drivers and payment by TDOS for a portion of the costs that Swift incurred in the litigation.

The United States District Court for the Western District of Tennessee has given final approval to the settlement of the class action lawsuits consolidated in that court under the lead case of Ham v. Swift Transportation Company, Inc. The lawsuits asserted claims by former students of Swift’s Driving Academy in Millington, Tennessee relating to the requirement by Tennessee and other states that the students re-test in support of their CDLs. The plaintiffs contended that Swift and its employees as third-party CDL examiners for the State of Tennessee failed to administer portions of the CDL exams in accordance with Tennessee and federal regulations. Swift denied the allegations of the lawsuits and denied that it engaged in any wrongdoing or improper conduct. Swift settled the class action lawsuits to avoid the expense of further litigation, to dispose expeditiously of the claims asserted, and to avoid the uncertainty of protracted litigation

Pursuant to the class action settlement, Swift has agreed to make certain payments to qualifying class members on a claims-made basis which will be within the dollar range that Swift previously disclosed in its public filings and Swift will also agree to relinquish any legal claims to amounts owed by class members for unpaid academy tuition. The period within which potential class claimants had to file a claim expired on November 17, 2012 and less than 730 individuals filed a claim within the claim period. Based on the review of those claims, the total cash payments by Swift relating to the settlement including legal costs is expected to be within the amounts that were disclosed in the company’s prior SEC filing and which were fully reserved for in prior periods in accordance with generally accepted accounting principles. Moreover, although Swift will relinquish its legal rights to approximately $16 million in amounts owed to it by class members for unpaid academy tuition, such amounts were fully reserved for in prior periods in accordance with generally accepted accounting principles and thus no additional charges or financial impact will be recorded for the relinquishment of such unpaid tuition receivables in connection with the settlement.

Two plaintiffs have appealed the court’s approval of the settlement in part because they were not awarded individual awards and because their attorneys were not allocated a portion of the counsel fees provided for in the approved settlement. Under the terms of the settlement agreement, the settlement of the class action lawsuits is not final until that appeal is either settled by the parties or resolved by the court.

Swift also announces that it has settled its cross claim against the TDOS that was part of the consolidated class action lawsuits. In 2008 and 2009, TDOS made public statements contending that Swift and its employees as third party CDL examiners had failed to administer portions of the CDL tests in accordance with Tennessee and federal regulations. These statements led to other States taking action against drivers’ CDLs and ultimately to the filing of the consolidated class action lawsuits against Swift. Swift’s cross claim contended that the TDOS statements were not based on a reasonable investigation, were without basis, and were not true and sought a declaration from the court to that effect. Swift has reached a settlement of that cross claim with TDOS. The settlement includes a formal retraction by TDOS of its public statements relating to the third party CDL testing of drivers and payment by TDOS for a portion of the costs that Swift incurred in the litigation. This formal retraction can be found on the TDOS website at http://www.tn.gov/safety/driverlicense/cdlalt.shtml

Contact Info:

Jason Bates, Vice President of Finance and Investor Relations Officer

or

Ginnie Henkels, Executive Vice President and Chief Financial Officer

Office: 602-269-9700

This release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates”, “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “could,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2011. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.